Exhibit 99.1

Contact:   Maria Brous

(863) 680-5339

Publix Announces Semi-Annual Dividend

LAKELAND, Fla., Oct. 1, 2012 — Publix Super Markets, Inc. announced its board of directors declared a semi-annual dividend on its common stock. This dividend is 30 cents per share. The dividend will be payable and mailed Dec. 3, 2012, to stockholders of record as of the close of business Oct. 31, 2012.

Publix previously paid an annual dividend in June each year. Publix CEO, Ed Crenshaw, commented on the change to a semi-annual dividend, “Due to the growth of our dividend over the last several years, our board of directors decided it would be appropriate to pay a semi-annual rather than an annual dividend. This semi-annual dividend is about half of the annual dividend paid in June 2012. We plan to pay another semi-annual dividend in June 2013.”

Publix is privately owned and operated by its 153,000 employees, with 2011 sales of $27.0 billion. Currently Publix has 1,061 stores in Florida, Georgia, South Carolina, Alabama and Tennessee. The company has been named one of FORTUNE’s “100 Best Companies to Work For in America” for 15 consecutive years. In addition, Publix’s dedication to superior quality and customer service is recognized as tops in the grocery business, most recently by an American Customer Satisfaction Index survey. For more information, visit the company’s website, www.publix.com. ###